WINNEBAGO INDUSTRIES INC.
                        OFFICERS LONG-TERM INCENTIVE PLAN
                            FISCAL THREE-YEAR PERIOD
                               2001, 2002 AND 2003

                                  EXHIBIT 10l.

                           WINNEBAGO INDUSTRIES, INC.
                        OFFICERS LONG-TERM INCENTIVE PLAN
                  FISCAL THREE-YEAR PERIOD 2001, 2002 AND 2003


1. PURPOSE. The purpose of the Winnebago Industries, Inc. Officers Long-Term Incentive Plan (the "Plan") is to promote the long-term growth and profitability of Winnebago Industries, Inc. (the "Company") by providing its officers with an incentive to achieve long-term corporate profit objectives and to attract and retain officers by providing such officers with an equity interest in the Company.

2.       ADMINISTRATION.
         a. HUMAN RESOURCES COMMITTEE. The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors.

         b. POWERS AND DUTIES. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the Plan and may amend or revoke any rule or regulation so established for the proper administration of the Plan. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

         c. ANNUAL APPROVAL. The Committee must approve the Plan prior to the beginning of each new fiscal three (3) year plan period. Each year a new plan will be established for a new three-year period.

3.       PARTICIPATION ELIGIBILITY.
         a. Participants must be an officer of the Company with responsibilities that can have a real impact on the Corporation's end results.

         b. The Committee will approve all initial participation prior to the beginning of each new program except as provided for in section c. below.

         c. The President of Winnebago Industries, Inc. will make the determination on participation for new participants, for partial awards due to retirement or disability and other related partial year participation issues necessary to maintain routine and equitable administration of the Plan.

4. NATURE OF THE PLAN. The long-term incentive award is based upon financial performance of the Corporation as established by the three
         (3) year Management Plan. The Plan is a three (3) year (fiscal) program that provides for an opportunity for an incentive award based on the achievement of long-term performance results as measured at the end of the three (3) year fiscal period.

         The financial performance measurements for this Plan will be earnings per share and return on equity of the Company for this period. These financial performance measurements will provide an appropriate balance between quality and quantity of earnings. The Company's formal three-year financial plan will be the basis on which actual performance will be measured. The beginning of the fiscal year stockholders' equity at the first year of this period will be used as the base figure for the calculation of return on equity. Any stock repurchase program, adopted or completed outside of the three (3) year Management Plan will not be considered in the earnings per share and the return on equity calculations.

5. METHOD OF PAYMENT. The long-term incentive award will be a performance stock grant made in restricted shares of the common stock of Winnebago Industries, Inc. The amount of the participants' long-term incentive award for the three (3) year fiscal period shall be in direct proportion to the financial performance expressed as a percentage (Financial Factor) against predetermined award targets for each participant. The results for the fiscal three (3) year period will be used in identifying the Financial Factor to be used for that plan period when calculating the participants long-term incentive awards.

         The long-term incentive for the officers provides for an opportunity of 25% of the annualized base salary (Target) to be awarded in restricted stock at 100% achievement of the financial long-term objectives of earnings per share and return on equity. The annualized base salary figure used shall be the salary in place for each participant as of January 2001. The stock target opportunity shall be established by dividing the base salary target by the mean stock price as of the first business day of the three (3) year fiscal period. The resultant stock unit share opportunity (at 100% of Plan) will be adjusted up or down as determined by actual financial performance expressed as a percentage (Financial Factor) at the end of the three (3) year fiscal period.

         A participant must be employed by Winnebago Industries, Inc. at the end of the fiscal three (3) year period to be eligible for any long-term incentive award except as waived by the President of Winnebago Industries, Inc. for normal retirement and disability.

6. CHANGE IN CONTROL. In the event the Company undergoes a change in control during the fiscal three (3) year plan period including, without limitation, an acquisition or merger involving the Corporation ("Change in Control"), the Committee shall, prior to the effective date of the Change in Control (the "Effective Date"), make a good faith estimate with respect to the achievement of the financial performance through the end of the Plan three (3) year period. In making such estimate, the Committee may compare the achievement of the financial performance against the forecast through the Plan three (3) year period and may consider such other factors as it deems appropriate. The Committee shall exclude from any such estimate any and all costs and expenses arising out of or in connection with the Change in Control. Based on such estimate, the Committee shall make a full three (3) year Plan award within 15 days after the Effective date to all participants.

         "CHANGE IN CONTROL" for the purposes of the Officers Long-Term Incentive Plan shall mean the time when (i) any Person becomes an Acquiring Person, or (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company, provided however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors, and in the case of clause (i) a Change of Control shall not be deemed to have occurred upon the acquisition of stock of the Company by a pension, profitsharing, stock bonus, employee stock ownership plan or other retirement plan intended to be qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended, established by the Company or any subsidiary of the Company. (In addition, stock held by such a plan shall not be treated as outstanding in determining ownership percentages for purposes of this definition.)

For the purpose of the definition "Change of Control:"

         (a) "Continuing Director" means (i) any member of the Board of Directors of the Company, while such person is a member of the Board, who is not an Affiliate or Associate of any Acquiring Person or of any such Acquiring Person's Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person shall have become an Acquiring Person, and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or any Affiliate or Associate of any Acquiring Person or a representative or nominee of an Acquiring Person or of any affiliate or associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         (b) "Acquiring Person" means any Person or any individual or group of Affiliates or Associates of such Person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part, except that the term "Acquiring Person" shall not include a Hanson Family Member or an Affiliate or Associate of a Hanson Family Member.

         (c) "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         (d) "Associate" means (I) any corporate, partnership, limited liability company, entity or organization (other than the Company or a majority-owned subsidiary of the Company) of which such a Person is an officer, director, member, or partner or is, directly or indirectly the beneficial owner of ten percent (10%) or more of the class of equity securities,
                  (2) any trust or fund in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such person, or any relative of such spouse, or
                  (4) any investment company for which such person or any Affiliate of such person serves as investment advisor.

         (e) "Hanson Family Member" means John K. Hanson and Luise V. Hanson (and the executors or administrators of their estates), their lineal descendants (and the executors or administrators of their estates), the spouses of their lineal descendants (and the executors or administrators of their estates) and the John K. and Luise V. Hanson Foundation.

         (f) "Company" means Winnebago Industries, Inc., an Iowa corporation.

         (g) "Person" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.

7. GOVERNING LAW. Except to the extent preempted by federal law, the consideration and operation of the Plan shall be governed by the laws of the State of Iowa.

8. EMPLOYMENT RIGHTS. Nothing in this Plan shall confer upon any employee the right to continue in the employ of the Company, or affect the right of the Company to terminate an employee's employment at any time, with or without cause.


Approved by:


/s/ Bruce D. Hertzke                               June 14, 2000
----------------------------------------           ------------------
Bruce D. Hertzke                                   Dated
Chairman of the Board, CEO and President


/s/ Gerald C. Kitch                                June 14, 2000
---------------------------------------            ------------------
Gerald C. Kitch                                    Dated
Human Resources Committee Chairman

10/9/00
                             OFFICER INCENTIVE PLAN
                           LONG-TERM INCENTIVE PROGRAM


                               PERFORMANCE MATRIX

                           FISCAL YEARS 2001 THRU 2003

          EPS-3 YR. CUMULATIVE                                  ----------
                      $ 4.94      $ 5.25     $ 5.56     $ 5.87     $ 6.18     $ 6.49    $ 6.80     $ 7.11     $ 7.42
                   ---------- ----------- ---------- ---------- ---------- ---------- --------- ---------- ---------
3           26.5%     100.0%      106.0%     112.0%     118.5%     125.0%     131.5%    138.0%     144.0%     150.0%
            25.3%      87.5%       96.8%     106.0%     112.3%     118.5%     125.0%    131.5%     137.8%     144.0%
Y           24.1%      75.0%       87.5%     100.0%     106.0%     112.0%     118.5%    125.0%     131.5%     138.0%
R           22.9%      62.5%       75.0%      87.5%      96.8%     106.0%     112.3%    118.5%     125.0%     131.5%
      R    ------
      O     21.7%      50.0%       62.5%      75.0%      87.5%     100.0%     106.0%    112.0%     118.5%     125.0%
      E    ------
            20.5%      37.5%       50.0%      62.5%      75.0%      87.5%      96.8%    106.0%     112.3%     118.5%
A           19.3%      25.0%       37.5%      50.0%      62.5%      75.0%      87.5%    100.0%     106.0%     112.0%
V           18.1%      12.5%       25.0%      37.5%      50.0%      62.5%      75.0%     87.5%      96.8%     106.0%
G           16.9%       0.0%       12.5%      25.0%      37.5%      50.0%      62.5%     75.0%      87.5%     100.0%
                   -------------------------------------------------------------------------------------------------

CORPORATE PROFILE

Winnebago Industries, Inc., headquartered in Forest City, Iowa, is a leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's products are subjected to what the Company believes is the most rigorous testing in the RV industry. These vehicles are sold through dealer organizations primarily under the Winnebago(R), Itasca(R), Rialta(R) and Ultimate(R) brand names. The Company markets its recreation vehicles on a wholesale basis to a broadly diversified dealer organization located throughout the United States, and to a limited extent, in Canada. As of August 26, 2000, the motor home dealer organization in the United States and Canada included approximately 340 dealer locations. Motor home sales by Winnebago Industries represented at least 87 percent of its revenues in each of the past five fiscal years. In addition, the Company's subsidiary, Winnebago Acceptance Corporation (WAC), engages in floor plan financing for a limited number of the Company's dealers. Other products manufactured by the Company consist principally of a variety of component parts for other manufacturers.

Winnebago Industries was incorporated under the laws of the state of Iowa on February 12, 1958, and adopted its present name on February 28, 1961.



                                TABLE OF CONTENTS

   Selected Financial Data  ..........................................   1
   Mission Statement  ................................................   2
   Report to Shareholders  ...........................................   3
   Operations Review  ................................................   6
   Motor Home Product Classification  ................................  16
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations  ......................................  17
   Consolidated Balance Sheets  ......................................  22
   Consolidated Statements of Income  ................................  24
   Consolidated Statements of Cash Flows  ............................  25
   Consolidated Statements of Changes in Stockholders' Equity  .......  26
   Notes to Consolidated Financial Statements  .......................  27
   Report of Independent Auditors  ...................................  38
   Net Revenues by Major Product Class  ..............................  39
   Interim Financial Information  ....................................  39
   Shareholder Information  ..........................................  40
   Directors and Officers  ...........................................  41

                          RECENT FINANCIAL PERFORMANCE
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                     FISCAL 2000     FISCAL 1999     INCREASE (DECREASE)
Net Revenues                          $743,323        $667,650              11.3%

Gross Profit                          $112,594        $102,264              10.1%

Operating Income                      $ 70,654        $ 63,982              10.4%

Net Income                            $ 48,399        $ 44,260               9.4%

Diluted Income Per Share              $   2.20        $   1.96              12.2%

Diluted Weighted Average Shares         22,011          22,537              (2.3%)

The theme for the 2000 Winnebago Industries Annual Report is the importance of our name .... the most recognized name in motor homes. Pictured on the cover are the 2001 Winnebago Journey and brand new Journey DL motor homes. Shown across the bottom are the 2001 Winnebago Minnie, Itasca Suncruiser, Rialta and Ultimate Freedom.

SELECTED FINANCIAL DATA

                                                   AUG. 26,      AUG. 28,      AUG. 29,      AUG. 30,      AUG. 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        2000          1999          1998        1997(1)      1996(1)(2)
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
Net revenues                                      $ 743,323     $ 667,650     $ 525,094     $ 438,132     $ 484,804
Income before taxes                                  73,992        66,609        35,927         6,992        21,063
Pretax profit % of revenue                             10.0%         10.0%          6.8%          1.6%          4.3%
Provision for income taxes                        $  25,593     $  22,349     $  11,543     $     416     $   6,639
Income tax rate                                        34.6%         33.6%         32.1%          5.9%         31.5%
Income from continuing operations                 $  48,399     $  44,260     $  24,384     $   6,576     $  14,424
Loss from discontinued operations                        --            --            --            --        (2,039)
Gain on sale of Cycle-Sat subsidiary                     --            --            --        16,472            --
Net income                                           48,399        44,260        24,384        23,048        12,385
Income (loss) per share:
    Continuing operations:
       Basic                                           2.23          1.99          1.01           .26           .57
       Diluted                                         2.20          1.96          1.00           .26           .57
    Discontinued operations:
       Basic                                             --            --            --           .65          (.08)
       Diluted                                           --            --            --           .64          (.08)
                                                ---------------------------------------------------------------------
    Net income per share:
       Basic                                      $    2.23     $    1.99     $    1.01     $     .91     $     .49
       Diluted                                         2.20          1.96          1.00           .90           .49
                                                ---------------------------------------------------------------------

Weighted average common shares
    outstanding (in thousands):
       Basic                                         21,680        22,209        24,106        25,435        25,349
       Diluted                                       22,011        22,537        24,314        25,550        25,524
                                                ---------------------------------------------------------------------

Cash dividends per share                          $     .20     $     .20     $     .20     $     .20     $     .30
Book value                                             8.22          6.70          5.11          4.86          4.15
Return on assets (ROA)                                 15.7%         15.5%         10.6%         10.8%          5.6%
Return on equity (ROE)                                 27.7%         29.6%         20.9%         18.6%         11.8%
Unit Sales:
    Class A                                           6,819         6,054         5,381         4,834         5,893
    Class C                                           3,697         4,222         3,390         2,724         2,857
         Total Class A & C Motor Homes               10,516        10,276         8,771         7,558         8,750
    Class B Conversions (EuroVan Campers)               854           600           978         1,205           857

AT YEAR END:
Total assets                                      $ 308,686     $ 285,889     $ 230,612     $ 213,475     $ 220,596
Stockholders' equity                                174,909       149,384       116,523       123,882       105,311
Working capital                                     141,683       123,720        92,800       100,772        62,951
Long-term debt                                           --            --            --            --         1,692
Current ratio                                      3.0 to 1      2.5 to 1      2.5 to 1      3.4 to 1      2.0 to 1
Number of employees                                   3,300         3,400         3,010         2,830         3,150

(1) Restated to reflect Cycle-Sat, Inc. and North Iowa Electronics, Inc. as discontinued operations.
(2) The fiscal year ended August 31, 1996 contained 53 weeks, all other fiscal years contained 52 weeks.

                           WINNEBAGO INDUSTRIES, INC.


MISSION STATEMENT

Winnebago Industries, Inc. is a leading United States manufacturer of recreation vehicles (RVs) and related products and services. Our mission is to continually improve our products and services to meet or exceed the expectations of our customers. We emphasize employee teamwork and involvement in identifying and implementing programs to save time and lower production costs while maintaining the highest quality products. These strategies allow us to prosper as a business with a high degree of integrity and to provide a reasonable return for our shareholders, the ultimate owners of our business.

VALUES

How we accomplish our mission is as important as the mission itself. Fundamental to the success of the Company are these basic values we describe as the four
P's:

PEOPLE -- Our employees are the source of our vast strength. They provide our corporate intelligence and determine our reputation and vitality. Involvement and teamwork are our core corporate values.

PRODUCTS -- Our products are the end result of our teamwork's combined efforts, and they should be the best in meeting or exceeding our customers' expectations. As our products are viewed, so are we viewed.

PLANT -- Our facilities are believed to be the most technologically advanced in the RV industry. We continue to review facility improvements that will increase the utilization of our plant capacity and enable us to build the best quality product for the investment.

PROFITABILITY -- Profitability is the ultimate measure of how efficiently we provide our customers with the best products for their needs. Profitability is required to survive and grow. As our respect and position within the marketplace grows, so will our profit.

GUIDING PRINCIPLES

QUALITY COMES FIRST -- To achieve customer satisfaction, the quality of our products and services must be our number one priority.

CUSTOMERS ARE CENTRAL TO OUR EXISTENCE -- Our work must be done with our customers in mind, providing products and services that meet or exceed the expectations of our customers. We must not only satisfy our customers, we must also surprise and delight them.

CONTINUOUS IMPROVEMENT IS ESSENTIAL TO OUR SUCCESS -- We must strive for excellence in everything we do: in our products, in their safety and value, as well as in our services, our human relations, our competitiveness, and our profitability.

EMPLOYEE INVOLVEMENT IS OUR WAY OF LIFE -- We are a team. We must treat each other with trust and respect.

DEALERS AND SUPPLIERS ARE OUR PARTNERS -- The Company must maintain mutually beneficial relationships with dealers, suppliers and our other business associates.

INTEGRITY IS NEVER COMPROMISED -- The Company must pursue conduct in a manner that is socially responsible and that commands respect for its integrity and for its positive contributions to society.

TO OUR FELLOW SHAREHOLDERS:

     Winnebago is more than a powerful brand name. Synonymous for motor home, the name Winnebago has come to symbolize freedom. The freedom to go where you want to go on your own terms and not at the whim of an airline schedule. Most important to you as an investor, is that it's the first brand that people associate with recreation vehicles (RVs).

     In fact, in recent brand familiarity studies the Winnebago brand name dominated the RV category with 90 percent awareness (versus 44 percent for the closest competitor). That perception results in unparalleled strength for all of our RV product lines today and solidifies our position for performance down the road.

     Winnebago Industries had continued success in fiscal 2000, completing our third consecutive year of record revenues. Revenues of $743.3 million for the year ended August 26, 2000, increased 11.3 percent over the previous record of $667.7 million for fiscal 1999. Net income for fiscal 2000 was also a record with $48.4 million, or $2.20 per diluted share, versus $44.3 million, or $ 1.96 per diluted share, for the previous year.

     Fiscal 2000 marked a continued growth trend in both Winnebago Industries' revenue and market share. This is certainly a tribute to our dedicated employees. Later in this report you will read how we have maintained our focus on product innovation with the introduction of new and exciting motor homes for 2001, while achieving some of the highest quality standards in the industry.

     The Company's focus on product development and quality have earned Winnebago Industries continued market share growth. According to Statistical Surveys, Inc., the RV retail reporting firm, Winnebago Industries achieved approximately 17.2 percent of the Class A and C retail market nationally calendar year to date through September 2000. This is an increase in market share of 4.7 percent from the 16.4 percent market share achieved by Winnebago Industries for the same period last year. In volume, Winnebago Industries incurred a slight decrease of 1.1 percent for Class A and C motor homes retailed calendar year to date through September 2000, compared to a decrease of 5.5 percent in retail sales within the RV industry for the same period.

     Winnebago Industries was able to achieve record sales and earnings in fiscal 2000 despite the downturn in economic conditions experienced during the Company's fourth quarter. We believe the reduction in wholesale activity is temporary, due to increased interest rates and fuel costs and stock market volatility, as well as our dealers' reduction in their motor home inventories and consequently, their flooring costs. Retail sales, although now lagging last year's record numbers, have remained steady with excellent traffic at recent recreation vehicle shows and on dealers' lots.

     Winnebago Industries' return on shareholders' equity (ROE) and return on assets (ROA) for the fiscal year was 27.7 percent and 15.7 percent, respectively. These are among the highest in the RV industry.

     To further enhance shareholder value, in March 2000, Winnebago Industries' Board of Directors authorized the repurchase of up to $15 million of the Company' s common stock. Since November 1997, Winnebago Industries has repurchased 4,801,000 shares, or 18.8 percent, of the Company's outstanding stock.

     Other investor relations initiatives include joining the National Association of Investors Corporation (NAIC) as a corporate member. NAIC is a non-profit organization that is made up of investment clubs and individual investors. This provides the opportunity of exposure to NAIC's membership of over 635,000 investors. We feel Winnebago Industries is a good fit with NAIC's goal to inform and educate its members to become successful, long-term, lifetime investors through the frequent purchase of high quality growth stocks.

     Winnebago Industries was also pleased to accept an award for the Company's 1999 Annual Report as the "Best in the Industry" in the Manufactured Housing/RV division in the 2000 Nicholson Awards competition sponsored by NAIC. This award is especially meaningful to us since it is coming from a shareholder-based organization.

     Winnebago Industries announced a new dollar-based stock investment service for the Company's stock. The online purchase and reinvestment service is available through ShareBuilder(TM) from Netstock and can be accessed directly from Winnebago Industries' investor relations website at www.winnebagoind.com/investor_relations.htm. Offered as a service of ShareBuilder Securities, this program provides shareholders with the flexibility to invest for the long-term, providing the ability to purchase stock entirely online, to build their Winnebago Industries' investment over time by making automatic, recurring dollar-based investments. Winnebago Industries is not affiliated with Netstock and has no involvement in the relationship between Netstock and any of its customers.

     Other new investor relations enhancements to our Web Site include automatic email alerts for news releases and closing stock prices, cost basis calculator and answers to frequently asked questions. Printed materials such as the Annual Report and Form l0-K may also be requested through our Web Site.

     The Annual Report award was one of several we were honored to receive this year. I was also honored to be one of four people chosen as RV BUSINESS magazine's "Newsmaker of the Year" for l 999. Individuals were chosen for this award on the merits of playing key roles in promoting the RV lifestyle. This was an important recognition, as Winnebago Industries strives for RV industry leadership.

     Winnebago Industries has a unique opportunity to enable us to capture an ever increasing share of what we believe will be a growing market for the next 30 years. The long-term outlook for motor home sales continues to appear very favorable. The population demographics are in the RV industry's favor. Twenty-seven percent of the U.S. population is now 50 years of age or older, the typical age of our motor home consumer. Approximately every seven seconds, one of 77 million baby boomers in the U.S. will reach the age of 50. This increases the number of people of age 50 and over by 350,000 each month. Studies show that this increase will continue through the year 2030. Winnebago Industries has the facilities and creative energy necessary to grow, while our brand strength provides us the name recognition and reputation that will enable us to continue to capture an ever increasing segment of the RV market which we believe will continue to grow for the next 30 years.


Bruce D. Hertzke
Chairman of the Board, Chief Executive
   Officer and President

November 22, 2000

OPERATIONS REVIEW

NEW PRODUCTS

     Winnebago Industries, Inc. had significant success in fiscal 2000 because of many factors. The national economy was very strong throughout the first nine months of fiscal 2000. In addition, we have strong name recognition. The continued introduction of new product offerings with consistent high quality was also a contributor to our success. Offering exciting new product designs, features and floorplans provides prospective owners with a reason to trade. Winnebago Industries currently builds four brands of motor homes: Winnebago, Itasca, Rialta and Ultimate.

     With a continued progression in styling and floorplan options, Winnebago Industries increased its product offerings for 2001, introducing 12 new motor home models. Continued emphasis was placed on providing home-style features, as well as increasing usable interior space with greater utilization of slideouts for the Company's 2001 products. This included several new dual-slide models, offering two slideout room extensions taking interior livability to the next level. Slideouts now account for 65 percent of the Company's entire product lineup. Eighty-one percent of Winnebago Industries' Class A product lineup are now slideouts (71 percent of gasoline engine models and 100 percent of diesel pusher models), while 35 percent of the Company's Class C lineup are now slideouts.

     Many former options throughout the product lineup are also now included as standard equipment, providing greater overall motor home value.

CLASS C MOTOR HOMES

     Winnebago Industries, the top selling Class C manufacturer for both calendar 1999 and 1998, continued to expand its Class C model lineup for 2001. Reports through September 2000, show that Winnebago Industries remains in that top position for 2000 as well.

MINNIE AND SPIRIT

     Multiple sleeping areas, slideout availability for expanded living areas and basement storage are all key ingredients to making Winnebago Minnie(R) and Itasca Spirit(R) motor homes a must for great family trips. The Minnie and Spirit provide excellent entry-level value, each with six models to choose from, ranging from 22 to 31 feet in length.

MINNIE WINNIE AND SUNDANCER

     The Winnebago Minnie Winnie(R) and Itasca Sundancer(R) lines feature four, wide-body, basement models for 2001. Two new floorplans, the 27P and 31C, top the list for 2001 by featuring new below-floor construction and box-fold style valance doors usually found on higher line premium products. The 27P offers two slideout rooms - the first Class C with this feature for Winnebago Industries. The refrigerator/dinette slideout room offers 15.6 square feet of additional living space. In the bedroom, the bed slides out to increase the living space by
12.4 square feet. An angled galley, split bathroom and a large bedroom wardrobe further highlight the 27P floorplan. The 31C floorplan features a dinette/couch slideout, also with an angled galley for abundant storage.

RIALTA

     The Rialta from Winnebago Industries is a unique Class C product that offers fuel efficiency, great front-wheel-drive maneuverability and multi-purpose usability. Used as both a starter motor home, as well as for those who wish to downsize, the 2001 Rialta provides upscale amenities in three available floorplans. The Rialta has recently experienced exceptional growth in retail sales. According to Statistical Surveys, Inc., a national retail registration reporting firm for the RV industry, Rialta retail sales volume increased by 14.4 percent calendar year to date through September 2000 with a market share increase of 23.4 percent for the same period.

CLASS A MOTOR HOMES

     Winnebago was also the top selling Class A motor home brand in retail sales in both calendar 1999 and 1998. This trend appears to be continuing calendar year to date through September 2000.

BRAVE AND SUNRISE

     Winnebago Industries also offers excellent entry-level Class A products. The Winnebago Brave(R) and Itasca Sunrise(R) continue to be affordable Class A motor homes. Two distinct product lines are offered in each: the basement Brave SE and Sunrise SE available in three floorplans and the full-basement Brave and Sunrise available in four models, including the new 30W, as well as 33V and 35C slideout models. The 30W model offers a galley/dinette slideout, providing maximum livability in a compact size.

ADVENTURER AND SUNCRUISER

     The extremely user-friendly Winnebago Adventurer(R) and Itasca Suncruiser(R) models are the Company's best selling motor homes. With four models each ranging from 32- to 37-feet in length, the 2001 Adventurer and Suncruiser feature single front slideouts in all models, with rear bedroom slideouts on the 35U models as well.

CHIEFTAIN AND SUNFLYER

     The 2001 Winnebago Chieftain(R) and Itasca Sunflyer(R) have all the innovation, functionality and livability as ever before - and more. Available in three floorplans in 34-, 35-, and 36-foot lengths. All three front-engine gas chassis models feature two slideouts - a front lounge slide and a rear bedroom slide. The galley/couch slide extends 20 inches for additional livability in the 34Y model, while the 35U and 36W feature a 30-inch dinette/couch slideout. The 35U model also features a unique bed/wardrobe slideout where a side-facing, queen size bed and mirrored wardrobe slide out to create approximately 132 cubic feet of additional living space.

WINNEBAGO JOURNEY AND JOURNEY DL

     Winnebago Industries continued its expansion in the diesel pusher segment of the Class A market with the introduction of the new Winnebago Journey(TM) DL line for 2001. Modestly priced for a diesel pusher, this exciting new wide-body, bus-style product is designed as an upgraded model of the Company's Journey motor home line introduced last year. The Journey DL has high-end features such as front entry door; sleek, contemporary front end styling and high-gloss exterior fiberglass skin.

     Available in three models in 34- and 36-foot lengths, the Journey DL is built on the 26,350 gross vehicle weight rating (GVWR) Freightliner chassis with 330 hp Caterpillar diesel engine, 6-speed Allison transmission, rear radiator and Jacobs Extarder exhaust brake.

     The Journey series also features three models, ranging from the new 32-foot floorplan to 36 feet in length and is available on the 24,464-lb. GVWR Freightliner chassis with 275 hp Cummins engine and 5-speed Allison transmission.

     Each of the Journey and Journey DL models offered for 2001 come standard with a front slideout room extension, while three models (Journey 32T and Journey DL 34BD and 36LD) feature a rear bedroom slide as well. In addition, the new Journey DL 36GD model features a new flat-floor slideout design.

ITASCA HORIZON

     The Itasca Horizon(TM) features three models ranging from 34 to 36 feet in length, all of which feature both front slideout room extensions as well as rear bedroom slides. The 36CD model's front slide also features a flat-floor design. The Itasca Horizon models are also built on the Freightliner 26,350-lb. GVWR chassis with a 330 hp Caterpillar engine and 6-speed transmission.

ULTIMATE ADVANTAGE

     Winnebago Industries' premium diesel pusher Ultimate Advantage(R) line is based on the 29,410 GVWR Freightliner chassis with a 330 hp Caterpillar diesel engine, rear radiator, 6-speed transmission and optional independent front suspension.

     The Ultimate Advantage features three models for 2001. The 36C model features a 30-inch deep dinette/couch slide that glides into a flat floor when fully extended, as well as a unique wardrobe slideout in the bedroom. Besides the elegant look, the sofa in the 36C slideout converts into a large 60" x 71" sleeping area for guests. An innovative kitchen/couch slide is offered on the 38K and 40J floorplans with a new optional passenger-side, J-shaped leather seat.

ULTIMATE FREEDOM

     Winnebago Industries' top-of-the-line Ultimate Freedom(R) is built on the 31,000 GVWR Spartan Mountain Master GT chassis, utilizing a 350 hp Cummins diesel engine with independent front suspension, side radiator and 6-speed transmission. The Ultimate Freedom has two luxurious floorplans for 2001, the 40JD and new 40WD model with a large walk-in closet, private toilet area and open bath/bedroom design.

     Working with both Freightliner Custom Chassis Corp. and Spartan Motors, Winnebago Industries' designers utilized the Company's Ulti-Bay(TM) chassis design for the Ultimate Advantage and Ultimate Freedom, providing major efficiencies in terms of material use and storage space utilization.

     Both chassis manufacturers provide the front and rear sections of the chassis, while Winnebago Industries completes the mid-section structure of the chassis and body with tall, extremely spacious storage compartments in the area normally claimed by chassis rails. The Ulti-Bay design centralizes exterior storage and provides a tremendous increase in storage space - up to 203 cubic feet of exterior storage space is available. The Ulti-Bay design also provides a consistent location for important components such as the electrical and water service centers, generator, etc.

     Providing the most livability possible, all front slides on Winnebago Industries Class A motor homes, as well as most of the Class C motor homes, utilize the Company's exclusive StoreMore(TM) Hydraulic Slideout System. The StoreMore system features spacious interior storage cabinets, as well as roomy exterior compartments that extend outward with the room for easy access. The exterior compartments on Class As for 2001 are large and spacious for excellent usability and lighted for easy loading and unloading.

REST EASY

     A new feature for 2001 is the new Rest Easy(TM) multi-position lounge. Designed exclusively by Winnebago Industries, Rest Easy looks like a normal couch, but after pressing the electric switch, it turns into a cozy lounger with ottoman. Press the switch again, and presto - it's a comfortable bed. The Rest Easy lounge is available in select models in the Winnebago Brave, Adventurer, Chieftain and Journey DL.

COMMERCIAL AND SPECIALTY VEHICLES

     Products sold by the Commercial Vehicle Division continue to be an important source of incremental sales for Winnebago Industries. Several models are offered that can be custom designed for a wide variety of applications including medical, dental, law enforcement, and computer training. The uses for this product continue to expand as evidenced by the photo above.

     The Specialty Vehicle Department is responsible for the sale of ability-equipped motor homes that are custom built for individuals with special mobility needs. Ability-equipped motor homes can be outfitted with wider entrance doors, wheelchair lifts, roll-in showers, hand driving controls, and other equipment needed to make them wheelchair accessible.

OEM

     Winnebago Industries generated revenues of $27.8 million from the sale of original equipment manufacturing (OEM) components in fiscal 2000. This was a decrease of nearly five percent from the $29.2 million generated in fiscal 1999 due to the higher internal utilization needed for the production of the Company's motor homes. The sale of OEM components to a wide array of outside companies allows Winnebago Industries the opportunity to maximize its production capacity, while providing the added benefit of low cost component parts.

     The largest portion of OEM revenues were generated by Winnebago Industries' Creative Aluminum Products Company (CAPCO), which produces aluminum extrusion products, primarily for the RV and home building industries.

MARKETING OPPORTUNITIES

     As the result of the strength of our brand name, Winnebago Industries had several outstanding marketing opportunities in fiscal 2000. These opportunities maximize our brand strength and further position us as the industry leader.

     One of the most popular shows in decades and viewed by millions each week, WHO WANTS TO BE A MILLIONAIRE? featured Brad Herzog, a contestant who discussed his new book about his travels in his Winnebago Adventurer. Brad and his wife, Amy, spent ten months traveling 21,000 miles and 48 states in their Adventurer to research his book entitled, STATES OF MIND. A testament to the power of television, the exposure didn't end there. Following his appearance on the show, sales of Brad's book moved up from 122,000 on Amazon.com's best seller list to eventually land at No. 2. His appearance on the show also provided Winnebago Industries with further media exposure in TIME and PEOPLE magazines, as well as from Brad's appearances on the TODAY Show and OPRAH where he discussed both his book and his enjoyment of the Winnebago Adventurer and the RV lifestyle.

     Brad and Amy have since also participated in a month-long tour sponsored by the Recreation Vehicle Industry Association (RVIA) to promote the RV lifestyle. They used a new 2000 Winnebago Adventurer for that tour.

     Winnebago Industries also provided several motor homes during fiscal 2000 for "Biff Henderson's America" segments that appear on the CBS LATE SHOW WITH DAVID LETTERMAN TV show. We worked closely with RVIA, CBS and Letterman's staff to support these humorous Charles Kuralt-style segments.

     JEOPARDY and the WHEEL OF FORTUNE TV shows also utilize Winnebago Braves as their contestant search vehicles. In addition, Winnebago Industries motor homes continued to be offered as grand prizes for the WHEEL OF FORTUNE and THE PRICE IS RIGHT TV shows.

     Winnebago Industries also participated in a partnership promotion with McDonald's and Disney for the summer family film DINOSAUR which offered the new 2000 Winnebago Adventurer as a grand prize. Another summer promotion featured the Winnebago Minnie as a grand prize in A&W Root Beer's "Thick Headed For The Open Road" sweepstakes.

     An Itasca Spirit was the featured grand prize in a national promotion with Cabella's, the nation's foremost outfitter for outdoorsmen and women.

     This continued exposure in the media is immeasurable in terms of brand recognition exposure.

SALES AND SERVICE SUPPORT

     Winnebago Industries believes that it provides the most comprehensive sales and service support in the industry. We feel customer satisfaction is the key to continued success in the RV industry. The Company believes that providing quality sales and service support to our dealers through hands-on training and support materials, such as our on-line WIN NET information system, will ensure that our retail customers are more satisfied; thus ensuring long-term growth and profitability. "Peak Performer," a new product training program initiated in fiscal 2000, promotes certification of our dealers' personnel to enable the sales staff to continue to build on their product knowledge. Winnebago Industries also believes that it has the most comprehensive service training program in the industry with regular regional and national seminars.

     Winnebago Industries, Inc. also offers a new parts program, making the Company's outstanding service and warranty programs even better. With the "Trip Saver" program, a part needed to repair a condition that impairs the use or safety of the motor home during the new-vehicle warranty period will be shipped by air from the Company within 24 hours.

     To ensure that our product and service training programs are effective, we continually monitor our customer's satisfaction levels through surveys. From this data, Winnebago Industries has developed a Customer Satisfaction Index
(CSI) that is used to shape our sales and service programs and to reward our most effective dealers. In 1986, Winnebago Industries initiated the first dealer recognition program within the RV industry. This "Circle of Excellence Award" recognized 162 dealers with this top honor for the 2000 model year, including six dealers who have achieved this exclusive status each year since the program was initiated 15 years ago.

WIT

     The Winnebago-Itasca Travelers (WIT) Club enables the Company to stay connected with our motor home owners. Caravans, rallies and tours held frequently throughout the year provide WIT Club members with a way to use their motor homes, remain active and keep in touch with their club-member friends. Winnebago Industries encourages its dealers to actively participate in local chapters by offering complimentary memberships to new purchasers and to host "Show & Tell" events on the dealership lots. The WIT Club also provides member benefits such as a monthly magazine, professional trip routing, purchasing and service discounts, mail forwarding and various types of insurance. WIT Club members are important to Winnebago Industries, as they have proven to be loyal, repeat buyers of the Company's motor homes.

QUALITY

     To ensure continued growth in Winnebago Industries' brand loyalty, we continue to demand higher and higher levels of quality in our motor homes. Winnebago Industries was pleased to again receive the Quality Circle Award from the Recreation Vehicle Dealers' Association. Not only has Winnebago Industries won this award each year since it was instituted four years ago, but we are also the only major motor home manufacturer to achieve this prestigious record. Judged by Winnebago Industries dealer body, the award is based on the manufacturers' sales and service commitment to their dealers and retail customers.

     Existing programs such as Cost Savings Suggestion Programs and Action Teams, continue to be a tremendous benefit to Winnebago Industries and the quality of our products. The implementation of new technology is allowing Winnebago Industries to continually improve quality, while increasing its production capacities as well.

NEW TECHNOLOGY AND PLANT EXPANSION

     Winnebago Industries spent $14.5 million on capital expenditures in fiscal 2000 to upgrade manufacturing equipment and expand manufacturing capabilities. We feel Winnebago Industries is the most technologically advanced RV manufacturer in the industry and remains on the cutting edge in terms of computerized equipment at all of our facilities.

     Major expansions were completed in fiscal 2000 to facilitate the anticipated growth of the RV industry in the coming years. In Charles City, Iowa, a 56,000-square-foot facility was completed for the production of the company's top-of-the-line Ultimate Advantage and Ultimate Freedom motor home lines.

     A 50,000 square foot facility was also added in Hampton, Iowa, for additional fiberglass fabrication capabilities.

     Three expansion programs were also completed in our main manufacturing complex in Forest City, Iowa. The product development facility was expanded by 40 percent to increase interior and exterior design opportunities. Winnebago Industries also added a 16,000-square-foot addition to its Customer Service facility to expand commercial and specialty vehicle production, a custom painting operation and for additional service bays to enhance service and training capabilities. An additional 45,000 square feet of additional motor home manufacturing capabilities was also completed.

     Winnebago Industries will continue to search for growth opportunities as we face a very encouraging future. The Baby Boom generation is now reaching Winnebago Industries' prime target market of people age 50 and above. According to research, an individual in the United States is turning age 50 every 7.5 seconds, contributing an additional 350,000 people per month to that prime target market. From available demographic information, this trend is expected to continue for the next 30 years.

     Winnebago Industries is ready to meet the demands of the RV market. As mentioned in the Letter to Shareholders earlier in this report, the positive demographic trends of the aging baby boomers, as well as the Company's well-known name and solid quality reputation, will be a beneficial catalyst for what we believe will be growth for the next 30 years.

MOTOR HOME PRODUCT CLASSIFICATION

                    CLASS A MOTOR HOMES
                    These are conventional motor homes constructed directly on medium-duty truck chassis which include the engine and drivetrain components. The living area and the driver's compartment are designed and produced by Winnebago Industries. Class A motor homes from Winnebago Industries include: Winnebago Brave and Brave SE, Adventurer, Chieftain, Journey and Journey DL; Itasca Sunrise and Sunrise SE, Suncruiser, Sunflyer and Horizon; and Ultimate Advantage and Ultimate Freedom.


                    CLASS B VAN CAMPERS
                    These are panel-type trucks to which sleeping, kitchen, and toilet facilities are added. These models also have a top extension to provide more headroom. Winnebago Industries converts the EuroVan Camper, which is distributed by Volkswagen of America and Volkswagen of Canada.


                    CLASS C MOTOR HOMES (MINI)
                    These are mini motor homes built on a van-type chassis onto which Winnebago Industries constructs a living area with access to the driver's compartment. Class C motor homes from Winnebago Industries include: Winnebago Minnie and Minnie Winnie; Itasca Spirit and Sundancer; and Rialta.


                              WINNEBAGO INDUSTRIES
                             MOTOR HOME FAMILY TREE

   Winnebago Industries manufactures four brands of Class A and C motor homes.
    Listed below are the brand names and model designations of the Company's
                               2001 product line.

-----------------------   ----------------------    ---------------   ----------------------

    [LOGO] WINNEBAGO        [LOGO] ITASCA            [LOGO] RIALTA       [LOGO] ULTIMATE

-----------------------   ----------------------   ----------------   ----------------------
 - Minnie                  - Spirit                 - Rialta           - Ultimate Advantage
 - Minnie Winnie           - Sundancer                                 - Ultimate Freedom
 - Brave/Brave SE          - Sunrise/Sunrise SE
 - Adventurer              - Suncruiser
 - Chieftain               - Sunflyer
 - Journey/Journey DL      - Horizon

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


FORWARD LOOKING INFORMATION

Certain of the matters discussed in this Annual Report are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, including, but not limited to, availability and price of fuel, a significant increase in interest rates, a general slowdown in the economy, availability of chassis, slower than anticipated sales of new or existing products, new product introductions by competitors, collections of dealer receivables and other factors which may be disclosed throughout this Annual Report. Any forecasts and projections in this report are "forward looking statements," and are based on management's current expectations of the Company's near-term results, based on current information available pertaining to the Company, including the aforementioned risk factors; actual results could differ materially.

GENERAL

The primary use of recreation vehicles (RVs) for leisure travel and outdoor recreation has historically led to a peak retail selling season concentrated in the spring and summer months. The Company's sales of RVs are generally influenced by this pattern in retail sales, but can also be affected by the level of dealer inventory. The Company's products are generally manufactured against orders from the Company's dealers and from time to time to build inventory to satisfy the peak selling season.

RESULTS OF OPERATIONS

Fiscal 2000 Compared to Fiscal 1999

Net revenues for manufactured products were $739,415,000 for fiscal 2000, an increase of $74,760,000, or 11.2 percent, from fiscal 1999. Motor home shipments (Class A and C) during fiscal 2000 were 10,516 units, an increase of 240 units, or 2.3 percent, compared to fiscal 1999. Increased revenues reflect the Company's effort to provide the market with more slideout features as well as diesel-powered Class A vehicles. The Recreation Vehicle Industry Association
(RVIA) reported the Company's wholesale market share (Class A and C) at 16.6 percent for the fiscal year ended August 26, 2000 compared to 15.5 percent for the fiscal year ended August 28, 1999, a 7.1 percent increase. The Company is anticipating a slowdown in sales due to increased interest rates and fuel costs and the decline of the stock market, as well as the reduction in the Company's dealers' inventories and consequently, their borrowing costs. Due to these factors, the Company's sales order backlog at August 26, 2000 was approximately 1,300 orders on hand for Class A and Class C motor homes compared to approximately 2,700 orders at August 28, 1999. The Company includes in its backlog all accepted purchase orders from dealers shippable within the next six months. Orders in backlog can be canceled at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be a measure of future sales. Based upon demographic studies, long-term prospects for the Company and the RV industry remain extremely positive.

Net revenues for dealer financing of Winnebago Acceptance Corporation (WAC) were $3,908,000 for fiscal 2000, an increase of $913,000 or 30.5 percent from fiscal 1999. Increased revenues for dealer financing reflect an increase in dealer receivable balances and to a lesser extent, an increase in interest rates charged when comparing fiscal 2000 to fiscal 1999.

Cost of manufactured products, as a percent of manufactured product revenues, was 85.3 percent for fiscal 2000, compared to 85.1 percent for fiscal 1999. Increases in the Company's discount programs during fiscal 2000 contributed to the reduced margins.

Selling and delivery expenses increased by $641,000 to $24,818,000 comparing fiscal 2000 to fiscal 1999 but decreased as a percentage of net revenues to 3.3 percent from 3.6 percent. The increase in dollars can be attributed primarily to increases in advertising costs and in the Company's promotional programs. Increased sales volume, during fiscal 2000 contributed to the decrease in percentage.

General and administrative expenses increased by $3,017,000 to $17,122,000 and to 2.3 percent of net revenues from 2.1 percent when comparing fiscal 2000 to fiscal 1999. Increases in insurance and legal costs during fiscal 2000 were the primary reasons for the increases in both dollars and percentages. A portion of the increase between the two periods was the result of expenses for fiscal 1999 being reduced due to monies the Company received and recorded on a previously fully reserved receivable.

For fiscal 2000, the Company had net financial income of $3,338,000 compared to net financial income of $2,627,000 during fiscal 1999. During fiscal 2000, the Company recorded $3,280,000 of net interest and dividend income and gains of $58,000 in foreign currency transactions. During fiscal 1999, the Company recorded $2,615,000 of net interest and dividend income and gains of $12,000 in foreign currency transactions. The increase in interest and dividend income when comparing the two periods was due primarily to higher rates of returns earned on available invested cash and larger cash balances during fiscal 2000.

The effective income tax rate increased from 33.6 percent in fiscal 1999 to 34.6 percent in fiscal 2000. The primary reason for the increase was due to increased state income taxes.

For fiscal 2000, the Company had net income of $48,399,000, or $2.20 per diluted share, compared to fiscal 1999's net income of $44,260,000, or $1.96 per diluted share.

FISCAL 1999 COMPARED TO FISCAL 1998

Net revenues for manufactured products were $664,655,000 for fiscal 1999, an increase of $141,637,000, or 27.1 percent, from fiscal 1998. Motor home shipments (Class A and C) during fiscal 1999 were 10,276 units, an increase of 1,505 units, or 17.2 percent, compared to fiscal 1998. Increased revenues and increased unit sales reflected the Company's product development efforts by providing the market with more slideout features as well as diesel-powered Class A vehicles. RVIA reported factory shipments (Class A and C) for the industry increased by 16.9 percent during the Company's 1999 fiscal year. In comparison, the Company's shipments increased by 17.2 percent. The Company continued to have a strong presence in the Class C market with shipments at 21.7 percent of the total market during both fiscal 1999 and fiscal 1998. Market conditions for the Company's motor home products as well as in the recreation vehicle industry in general continued to remain very favorable due to consumer confidence, favorable interest rates and favorable demographic trends. As of August 28, 1999, the Company's backlog of orders for Class A and Class C motor homes was approximately 2,700 orders compared to approximately 1,700 orders at August 29, 1998.

Net revenues for dealer financing of WAC were $2,995,000 for fiscal 1999, an increase of $919,000 or 44.3 percent from fiscal 1998. Increased revenues reflected the increase in average dealer receivable balances when comparing fiscal 1999 to fiscal 1998.

Cost of manufactured products, as a percent of manufactured product revenues, was 85.1 percent for fiscal 1999, compared to 87.2 percent for fiscal 1998. The Company's increased volume of motor homes and favorable product mix change during fiscal 1999 contributed to the improved margins.

Selling and delivery expenses increased by $2,526,000 to $24,177,000 comparing fiscal 1999 to fiscal 1998 but decreased as a percentage of net revenues to 3.6 percent from 4.1 percent. The increase in dollars can be attributed primarily to increases in advertising and promotional expenses. Increased sales volume, during fiscal year 1999 contributed to the decrease in percentage.

General and administrative expenses decreased by $136,000 to $14,105,000 comparing fiscal 1999 to fiscal 1998 and decreased as a percentage of net revenues to 2.1 percent from 2.7 percent. The Company received and recorded monies during fiscal 1999 on a previously fully reserved receivable that was repaid, partially offsetting this were additional expenses the Company incurred in its employee incentive programs. Increased sales volume during fiscal 1999 contributed to the decrease in percentage.

For fiscal 1999, the Company had net financial income of $2,627,000 compared to net financial income of $2,950,000 during fiscal 1998. During fiscal 1999, the Company recorded $2,615,000 of net interest and dividend income and gains of $12,000 in foreign currency transactions. During fiscal 1998, the Company recorded $2,892,000 of net interest and dividend income and gains of $58,000 in foreign currency transactions.

For fiscal 1999, the Company had net income of $44,260,000, or $1.96 per diluted share, compared to fiscal 1998's net income of $24,384,000, or $1.00 per diluted share.

ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND RESOURCES

The Company meets its working capital requirements, capital equipment requirements and cash requirements of subsidiaries with funds generated internally and funds from agreements with financial institutions.

At August 26, 2000, working capital was $141,683,000, an increase of $17,963,000 from the amount at August 28, 1999. Cash provided by operations was $51,412,000, $25,004,000 and $61,962,000 during fiscal years ended August 26, 2000, August 28, 1999 and August 29, 1998, respectively. Operating cash flows were provided in fiscal 2000 primarily by income generated from operations. Cash flows used by investing activities were $25,255,000, $20,185,000 and $7,751,000 in fiscal 2000, 1999 and 1998, respectively. Cash flows used by investing activities primarily include increases in dealer receivables and investments in capital expenditures. Capital expenditures were $14,548,000 in fiscal 2000, $11,577,000 in fiscal 1999 and $5,567,000 in fiscal 1998. Net cash used by financing activities was $22,874,000 in fiscal 2000, $11,399,000 in fiscal 1999 and $32,438,000 in fiscal 1998. Cash used by financing activities in fiscal 2000, 1999 and 1998 was primarily to repurchase shares of the Company's common stock at a cost of $19,726,000, $8,975,000 and $28,358,000, respectively. (See
Consolidated Statements of Cash Flows.)

The Company's sources of liquidity consisted principally of cash and cash equivalents in the amount of $51,443,000 at August 26, 2000 compared to $48,160,000 at August 28, 1999.

Subsequent to August 26, 2000, the Company terminated a financing and security agreement with Bank of America Specialty Group (formerly Nations Bank Specialty Lending Unit) and entered into an unsecured Credit Agreement with Wells Fargo Bank, National Association. The Credit Agreement provides the Company with a line of credit of $20,000,000 until January 31, 2002. The Company did not borrow under the line of credit with Bank of America Specialty Group during fiscal 2000 or fiscal 1999. (See Note 4 to the Company's 2000 Consolidated Financial Statements.)

Principal expected demands at August 26, 2000 on the Company's liquid assets for fiscal 2001 include capital expenditures of approximately $11,800,000, common stock repurchases and payments of cash dividends. On March 15, 2000, the Board of Directors authorized the repurchase of outstanding shares of the Company's common stock for an aggregate purchase price of up to $15,000,000. As of August 26, 2000, 306,500 shares had been repurchased for an aggregate consideration of $4,726,179 under this authorization.

Management currently expects its cash on hand, funds from operations and borrowings available under existing credit facilities to be sufficient to cover both short-term and long-term operating requirements.

ACCOUNTING CHANGES

Recognition of Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and must be adopted by the Company no later than fiscal 2001. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. The Company does not currently have any derivative instruments as defined in SFAS No. 133.

Staff Accounting Bulletin (SAB) 101, "Revenue Recognition" was issued in December, 1999, and must be adopted by the Company no later than fiscal 2001. This new accounting method will generally require the Company to recognize revenue upon delivery of products to the dealer, which is when title passes. The Company does not believe the new accounting requirements will significantly affect the Company's financial condition or operating results.

IMPACT OF INFLATION

Historically, the impact of inflation on the Company's operations has not been significantly detrimental, as the Company has usually been able to adjust its prices to reflect the inflationary impact on the cost of manufacturing its products. The inability of the Company to successfully offset increases in manufacturing costs could have a material adverse effect on the Company's results of operations.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)                                           AUGUST 26, 2000    AUGUST 28, 1999
----------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

Cash and cash equivalents                                         $       51,443     $       48,160

Receivables, less allowance for doubtful accounts                         32,045             33,342
     ($1,168 and $960, respectively)

Dealer financing receivables, less allowance for doubtful                 32,696             24,573
     accounts ($27 and $73, respectively)

Inventories                                                               85,707             87,031

Prepaid expenses                                                           3,952              3,593

Deferred income taxes                                                      7,675              6,982
                                                                ------------------------------------

     Total current assets                                                213,518            203,681
                                                                ------------------------------------

PROPERTY AND EQUIPMENT, at cost

Land                                                                       1,138              1,150

Buildings                                                                 45,219             41,136

Machinery and equipment                                                   78,099             73,839

Transportation equipment                                                   5,414              5,345
                                                                ------------------------------------

                                                                         129,870            121,470

     Less accumulated depreciation                                        84,415             83,099
                                                                ------------------------------------

     Total property and equipment, net                                    45,455             38,371
                                                                ------------------------------------

INVESTMENT IN LIFE INSURANCE                                              21,028             19,749
                                                                ------------------------------------

DEFERRED INCOME TAXES                                                     20,635             18,654
                                                                ------------------------------------

OTHER ASSETS                                                               8,050              5,434
                                                                ------------------------------------

TOTAL ASSETS                                                      $      308,686     $      285,889
                                                                ------------------------------------

See notes to consolidated financial statements.

(DOLLARS IN THOUSANDS)                                           AUGUST 26, 2000    AUGUST 28, 1999
----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable, trade                                           $       26,212     $       38,604

Income taxes payable                                                      10,381             10,201

Accrued expenses:
     Accrued compensation                                                 13,924             13,204

     Product warranties                                                    8,114              6,407

     Insurance                                                             5,384              3,962

     Promotional                                                           3,145              2,629

     Other                                                                 4,675              4,954
                                                                ------------------------------------

         Total current liabilities                                        71,835             79,961
                                                                ------------------------------------

POSTRETIREMENT HEALTH CARE AND DEFERRED
     COMPENSATION BENEFITS                                                61,942             56,544
                                                                ------------------------------------

CONTINGENT LIABILITIES AND COMMITMENTS

STOCKHOLDERS' EQUITY
Capital stock common, par value $.50; authorized
     60,000,000 shares, issued 25,878,000 and
     25,874,000 shares, respectively                                      12,939             12,937

Additional paid-in capital                                                21,994             21,907

Reinvested earnings                                                      195,556            151,482
                                                                ------------------------------------

                                                                         230,489            186,326

Less treasury stock, at cost                                              55,580             36,942
                                                                ------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                               174,909            149,384
                                                                ------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $      308,686     $      285,889
                                                                ------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     YEAR ENDED
                                                                    AUGUST 26,       AUGUST 28,       AUGUST 29,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                          2000             1999             1998
-----------------------------------------------------------------------------------------------------------------
REVENUES
         Manufactured products                                    $    739,415     $    664,655     $    523,018
         Dealer financing                                                3,908            2,995            2,076
                                                                -------------------------------------------------
              Total net revenues                                       743,323          667,650          525,094
                                                                -------------------------------------------------


COSTS AND EXPENSES
         Cost of manufactured products                                 630,729          565,386          456,225
         Selling and delivery                                           24,818           24,177           21,651
         General and administrative                                     17,122           14,105           14,241
                                                                -------------------------------------------------
              Total costs and expenses                                 672,669          603,668          492,117
                                                                -------------------------------------------------

              OPERATING INCOME                                          70,654           63,982           32,977

FINANCIAL INCOME                                                         3,338            2,627            2,950
                                                                -------------------------------------------------

INCOME BEFORE INCOME TAXES                                              73,992           66,609           35,927

PROVISION FOR TAXES                                                     25,593           22,349           11,543
                                                                -------------------------------------------------

NET INCOME                                                        $     48,399     $     44,260     $     24,384
                                                                -------------------------------------------------

NET INCOME PER SHARE
         Basic                                                    $       2.23     $       1.99     $       1.01
         Diluted                                                          2.20             1.96             1.00
                                                                -------------------------------------------------


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
        (IN THOUSANDS)
         Basic                                                          21,680           22,209           24,106
         Diluted                                                        22,011           22,537           24,314


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED
                                                                       AUGUST 26,        AUGUST 28,         AUGUST 29,
(DOLLARS IN THOUSANDS)                                                    2000              1999               1998
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
     Net income                                                       $     48,399      $     44,260      $     24,384

Adjustments to reconcile net income to net cash from operating activities
     Depreciation and amortization                                           6,622             5,748             5,582
     Loss (gain) on disposal of property, leases and other assets              350                82               (45)
     Provision (credit) for doubtful receivables                               203            (1,049)              692
     Other                                                                      --                --               400

Change in assets and liabilities
     Decrease (increase) in receivables and other assets                       702           (11,740)           10,585
     Decrease (increase) in inventories                                      1,324           (31,598)           (1,849)
     (Decrease) increase in accounts payable and accrued
         expenses                                                           (8,306)           19,781             9,448
     Increase (decrease) in income taxes payable                               180            (2,422)           12,623
     Decrease in deferred income taxes                                      (2,674)           (2,659)           (3,160)
     Increase in postretirement benefits                                     4,612             4,601             3,302
                                                                    ---------------------------------------------------

Net cash provided by operating activities                                   51,412            25,004            61,962
                                                                    ---------------------------------------------------

Cash flows from investing activities
     Purchases of property and equipment                                   (14,548)          (11,577)           (5,567)
     Proceeds from sale of property and equipment                              531               355               313
     Investments in dealer receivables                                    (103,125)          (91,386)          (54,268)
     Collections of dealer receivables                                      95,061            79,611            54,828
     Investments in other assets                                            (3,724)           (2,962)           (5,664)
     Proceeds from other assets                                                550             5,774             2,607
                                                                    ---------------------------------------------------

Net cash used by investing activities                                      (25,255)          (20,185)           (7,751)
                                                                    ---------------------------------------------------

Cash flows from financing activities and capital transactions
     Payments for purchase of common stock                                 (19,726)           (8,975)          (28,358)
     Payment of long-term debt of discontinued operations                       --                --              (695)
     Payments of cash dividends                                             (4,324)           (4,443)           (4,898)
     Proceeds from issuance of common and treasury stock                     1,176             2,019             1,513
                                                                    ---------------------------------------------------

Net cash used by financing activities and capital transactions             (22,874)          (11,399)          (32,438)
                                                                    ---------------------------------------------------

Net increase (decrease) in cash and cash equivalents                         3,283            (6,580)           21,773

Cash and cash equivalents at beginning of year                              48,160            54,740            32,967
                                                                    ---------------------------------------------------

Cash and cash equivalents at end of year                              $     51,443      $     48,160      $     54,740
                                                                    ---------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY

                                                  COMMON SHARES         ADDITIONAL                      TREASURY STOCK
(AMOUNTS IN THOUSANDS                       ------------------------     PAID-IN     REINVESTED    ------------------------
EXCEPT PER SHARE DATA)                          NUMBER      AMOUNT       CAPITAL       INCOME         NUMBER       AMOUNT
---------------------------------------------------------------------------------------------------------------------------
Balance, August 30, 1997                        25,854    $  12,927    $  23,109     $  92,179           380     $   4,333

    Proceeds from the sale of common
      stock to employees                            11            5         (602)           --          (225)       (2,110)

    Payments for purchase of common stock           --           --           --            --         2,897        28,358

    Cash dividends on common stock -
      $.20 per share                                --           --           --        (4,898)           --            --

    Net income                                      --           --           --        24,384            --            --
                                            -------------------------------------------------------------------------------

Balance, August 29, 1998                        25,865       12,932       22,507       111,665         3,052        30,581

    Proceeds from the sale of common
      stock to employees                             9            5         (600)           --          (254)       (2,614)

    Payments for purchase of common stock           --           --           --            --           777         8,975

    Cash dividends on common stock -
      $.20 per share                                --           --           --        (4,443)           --            --

    Net income                                      --           --           --        44,260            --            --
                                            -------------------------------------------------------------------------------

Balance, August 28, 1999                        25,874       12,937       21,907       151,482         3,575        36,942

    Proceeds from the sale of common
      stock to employees                             4            2           87            --           (98)       (1,088)

    Payments for purchase of common stock           --           --           --            --         1,127        19,726

    Cash dividends on common stock -
      $.20 per share                                --           --           --        (4,325)           --            --

    Net income                                      --           --           --        48,399            --            --
                                            -------------------------------------------------------------------------------


Balance, August 26, 2000                        25,878    $  12,939    $  21,994     $ 195,556         4,604     $  55,580
                                            -------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company's operations were conducted predominantly in two industry segments: the manufacture and sale of recreation vehicles and other manufactured products, and floor plan financing for selected Winnebago, Itasca, Rialta, and Ultimate dealers. The recreation vehicle market is highly competitive, both as to price and quality of the product. The Company believes its principal marketing advantages are the quality of its products, its dealer organization, its warranty and service capability and its marketing techniques. The Company also believes that its prices are competitive with the competitions' units of comparable size and quality.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the parent company and subsidiary companies. All material intercompany balances and transactions with subsidiaries have been eliminated.

STATEMENTS OF CASH FLOWS. For purposes of these statements, cash equivalents primarily consisted of commercial paper, tax exempt money market preferreds and variable rate auction preferred stock with an original maturity of three months or less. For cash equivalents, the carrying amount is a reasonable estimate of fair value.

FISCAL PERIOD. The Company follows a 52/53 week fiscal year period. The financial statements presented are all 52 week periods.

REVENUE RECOGNITION. Sales are recorded by the Company when products are shipped to independent dealers. Interest income from dealer floor plan receivables is recorded on the accrual basis in accordance with the terms of the loan agreements. The Company will adopt SAB 101, "Revenue Recognition," during fiscal 2001. This new accounting method requires the Company to recognize revenue upon delivery of products to the dealer, which is when title passes. The Company does not believe the new accounting requirements will significantly affect the Company's financial condition or operating results.

INVENTORIES. Inventories are valued at the lower of cost or market, with cost being determined by using the last-in, first-out (LIFO) method and market defined as net realizable value.

PROPERTY AND EQUIPMENT. Depreciation of property and equipment is computed using the straight-line method on the cost of the assets, less allowance for salvage value where appropriate, at rates based upon their estimated service lives. Accelerated depreciation methods are used for tax purposes whenever permitted.

Management periodically reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In performing the review for recoverability, management estimates the nondiscounted future cash flows expected to result from the use of the asset and its eventual disposition.

PROVISION FOR WARRANTY CLAIMS. Estimated warranty costs are provided at the time of sale of the warranted products. Estimates of future warranty costs are based on prior experience and known current events.

INCOME TAXES. The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." This Statement requires recognition of deferred assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. Allowance for doubtful accounts are based on previous loss experience. Additional amounts are provided through charges to income as management believes necessary after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery.

RESEARCH AND DEVELOPMENT. Research and development expenditures are expensed as incurred. Development activities generally relate to creating new products and improving or creating variations of existing products, to meet new applications. During fiscal 2000, 1999 and 1998, the Company spent approximately $2,293,000, $1,978,000 and $1,128,000, respectively, on research and development activities.

INCOME PER COMMON SHARE. Basic income per common share is computed by dividing net income by the weighted average common shares outstanding during the period.

Diluted income per common share is computed by dividing net income by the weighted average common shares outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of dilutive stock options (See Note 13).

FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS. All financial instruments are carried at amounts believed to approximate fair value.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS. Certain prior year information has been reclassified to conform to the current year presentation. This reclassification had no affect on net income or stockholders' equity as previously reported.

NOTE 2:  DEALER FINANCING RECEIVABLES
Dealer floor plan receivables are collateralized by recreation vehicles and are due upon the dealer's sale of the vehicle, with the entire balance generally due at the end of one year. At August 26, 2000, the Company had certain concentration of credit risks whereby $32,565,000 of dealer financing receivables were due from one dealer.

NOTE 3: INVENTORIES

Inventories consist of the following:

                                                     AUGUST 26,     AUGUST 28,
(dollars in thousands)                                  2000           1999
--------------------------------------------------------------------------------
Finished goods                                       $   28,286    $     25,622
Work-in-process                                          19,577          24,822
Raw materials                                            59,674          55,076
                                                   -----------------------------
                                                        107,537         105,520
LIFO reserve                                             21,830          18,489
                                                   -----------------------------
                                                     $   85,707    $     87,031
                                                   -----------------------------

The above value of inventories, before reduction for the LIFO reserve, approximates replacement cost at the respective dates.

NOTE 4: NOTES PAYABLE

Short-term lines of credit and related borrowings outstanding at fiscal year-end are as follows:

                                                      AUGUST 26,     AUGUST 28,
(DOLLARS IN THOUSANDS)                                  2000            1999
--------------------------------------------------------------------------------
Available Credit Lines                               $   30,000     $   30,000
Outstanding                                                  --             --
Interest Rate                                              10.0%          8.75%


Subsequent to August 26, 2000, the Company terminated a financing and security agreement with Bank of America Specialty Group (formerly Nations Bank Specialty Lending Unit) and entered into an unsecured Credit Agreement with Wells Fargo Bank, National Association. There were no outstanding borrowings under the line of credit with Bank of America Specialty Group during fiscal 2000 or fiscal 1999. The Credit Agreement provides the Company with a line of credit of $20,000,000 until January 31, 2002, at an interest rate of either (1) a variable rate per annum of one percent below the Bank's prime rate in effect from time to time or (2) a fixed rate per annum determined by the Bank to be one percent above LIBOR, as selected by the Company in accordance with the Credit Agreement. The Credit Agreement contains covenants that, among other matters, impose certain limitations on mergers, transfers of assets and encumbering or otherwise pledging the Company's assets. In addition, the Company is required to satisfy certain financial covenants and tests relating to tangible net worth, total liabilities and current ratio.

NOTE 5: EMPLOYEE RETIREMENT PLANS

The Company has a qualified profit sharing and contributory 401(k) plan for eligible employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may determine. Contributions to the plan in cash for fiscal 2000, 1999 and 1998 were $2,685,000, $2,391,000 and $1,985,000, respectively.

The Company also has a non-qualified deferred compensation program which permits key employees to annually elect (via individual contracts) to defer a portion of their compensation until their retirement. The retirement benefit to be provided is based upon the amount of compensation deferred and the age of the individual at the time of the contracted deferral. An individual generally vests at the later of age 55 and five years of service since the deferral was made. For deferrals prior to December 1992, vesting occurs at the later of age 55 and five years of service from first deferral or 20 years of service. Deferred compensation expense was $1,645,000, $1,923,000 and $1,487,000, in fiscal 2000,
1999 and 1998, respectively. Total deferred compensation liabilities were $26,192,000 and $23,856,000 at August 26, 2000 and August 28, 1999,
respectively.

To assist in funding the deferred compensation liability, the Company has invested in corporate-owned life insurance policies. The cash surrender value of these policies (net of borrowings of $11,640,000 and $10,390,000 at August 26, 2000 and August 28, 1999, respectively) are presented as assets of the Company in the accompanying balance sheets.

The Company provides certain health care and other benefits for retired employees who have fulfilled eligibility requirements at age 55 with 15 years of continuous service. Retirees are required to pay a monthly premium for medical coverage based on years of service at retirement and then current age. The Company's postretirement health care plan currently is not funded. The status of the plan is as follows:

                                                     AUGUST 26,      AUGUST 28,
(DOLLARS IN THOUSANDS)                                  2000            1999
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation, beginning
    of year                                          $   28,045     $   31,929
Service cost                                              1,714          1,880
Interest cost                                             1,953          1,834
Net benefits paid                                          (475)          (444)
Actuarial loss/(gain)                                     5,688         (7,154)
                                                   -----------------------------
Benefit obligation, end of
    year                                             $   36,925     $   28,045
                                                   -----------------------------

Funded status - benefit
    obligation                                       $   36,925     $   28,045
Unrecognized net actuarial
    (loss)/gain                                          (1,537)         4,231
Unrecognized prior service
    cost                                                    362            411
                                                   -----------------------------
Accrued benefit cost                                 $   35,750     $   32,687
                                                   -----------------------------

The discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent at August 26, 2000 and 7.0 percent at August 28, 1999. The average assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations as of August 26, 2000 was 9.1 percent, decreasing each successive year until it reaches 5.3 in 2020 after which it remains constant.

Net postretirement benefit expense for the fiscal years ended August 26, 2000, August 28, 1999 and August 29, 1998 consisted of the following components:

(DOLLARS IN                            AUG. 26,       AUG. 28,        AUG. 29,
THOUSANDS)                               2000           1999            1998
--------------------------------------------------------------------------------
Components of net
    periodic benefit cost:
Service cost                          $    1,714     $    1,880     $    1,225
Interest cost                              1,953          1,834          1,535
Net amortization and
    deferral                                (129)           (48)          (183)
                                    --------------------------------------------
Net periodic benefit
    cost                              $    3,538     $    3,666     $    2,577
                                    --------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                                           ONE           ONE
                                                        PERCENTAGE   PERCENTAGE
                                                          POINT         POINT
(DOLLARS IN THOUSANDS)                                   INCREASE     DECREASE
--------------------------------------------------------------------------------
Effect on total of service
    and interest cost components                        $   1,094       ($799)
Effect on postretirement
    benefit obligation                                      9,338       (6,465)

NOTE 6: CONTINGENT LIABILITIES AND COMMITMENTS

It is customary practice for companies in the recreation vehicle industry to enter into repurchase agreements with lending institutions which have provided wholesale floor plan financing to dealers. Most dealers are financed on a "floor plan" basis under which a bank or finance company lends the dealer all, or substantially all, of the purchase price, collateralized by a lien upon, or title to, the merchandise purchased. Upon request of a lending institution financing a dealer's purchases of the Company's products, and after completion of a credit investigation of the dealer involved, the Company will execute a repurchase agreement. These agreements provide that, in the event of default by the dealer on the agreement to pay the lending institution, the Company will repurchase the financed merchandise. The agreements provide that the Company's liability will not exceed 100 percent of the dealer invoice and provide for periodic liability reductions based on the time since the date of the original invoice. The Company's contingent obligations under these repurchase agreements are reduced by the proceeds received upon the sale of any repurchased unit. The Company's contingent liability on all repurchase agreements was approximately $219,873,000 and $168,552,000 at August 26, 2000 and August 28, 1999. The
Company's losses under repurchase agreements were approximately $282,000, $55,000 and $153,000 during fiscal 2000, 1999 and 1998, respectively.

Included in these contingent liabilities are certain dealer receivables subject to full recourse to the Company with Bank of America Specialty Group (formerly NationsBank Specialty Lending Unit) and Conseco Financing Servicing Group (formerly Green Tree Financial Servicing Corporation). Contingent liabilities under these recourse agreements were $6,846,000 and $7,480,000 at August 26, 2000 and August 28, 1999, respectively. The Company did not incur any actual losses under these recourse agreements during fiscal 2000, 1999 and 1998.

The Company self-insures for a portion of product liability claims. Self-insurance retention liability varies annually based on market conditions and for the past three fiscal years was at $2,500,000 per occurrence and $6,000,000 in aggregate per policy year. Liabilities in excess of these amounts are the responsibility of the insurer.

The Company is involved in various legal proceedings which are ordinary routine litigation incident to its business, many of which are covered in whole or in part by insurance. While it is impossible to estimate with certainty the ultimate legal and financial liability with respect to this litigation, management is of the opinion that while the final resolution of any such litigation may have an impact on the Company's consolidated results for a particular reporting period, the ultimate disposition of such litigation will not have any material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 7: INCOME TAXES

The components of the provision for income taxes are as follows:

                                                     YEAR ENDED
(DOLLARS IN                            AUG. 26,        AUG. 28,       AUG. 29,
THOUSANDS)                               2000            1999          1998
--------------------------------------------------------------------------------
Current:
    Federal                           $   27,162     $   24,693     $   14,603
    State                                  1,105            315            100
                                    --------------------------------------------
                                      $   28,267     $   25,008     $   14,703
Deferred
   (Principally
     Federal)                             (2,674)        (2,659)        (3,160)
                                    --------------------------------------------
Total provision                       $   25,593     $   22,349     $   11,543
                                    --------------------------------------------

The following is a reconciliation of the U.S. statutory tax rate to the effective income tax rates (benefit) provided:

                                                                         YEAR ENDED
                                                    AUGUST 26, 2000    AUGUST 28, 1999    AUGUST 29, 1998
-----------------------------------------------------------------------------------------------------------
U.S. federal statutory rate                               35.0%             35.0%               35.0%
Cash surrender value                                      (0.6)             (0.6)               (1.2)
Life insurance premiums                                    0.1               0.1                 0.2
Tax credits                                               (0.3)             (0.7)               (1.0)
State taxes, net of federal benefit                        0.8               0.5                 0.1
Foreign sales corporation
   commissions                                            (0.2)             (0.2)               (0.5)
Other                                                     (0.2)             (0.5)               (0.5)
                                                -----------------------------------------------------------
Total                                                     34.6%             33.6%               32.1%
                                                -----------------------------------------------------------

The tax effect of significant items comprising the Company's net deferred tax assets are as follows:

                                                                  AUGUST 26, 2000                 AUGUST 28, 1999
(DOLLARS IN THOUSANDS)                                  ASSETS      LIABILITIES        TOTAL            TOTAL
------------------------------------------------------------------------------------------------------------------
CURRENT:
Accrued vacation                                     $    1,394     $       --      $    1,394      $    1,260
Legal reserves                                              498             --             498             627
Warranty reserves                                         2,840             --           2,840           2,242
Bad debt reserves                                           418             --             418             380
Self-insurance reserve                                    2,055             --           2,055           1,387
Miscellaneous reserves                                      744           (274)            470           1,086
                                                -----------------------------------------------------------------
Subtotal                                                  7,949           (274)          7,675           6,982
                                                -----------------------------------------------------------------

NONCURRENT:
Postretirement health care benefits                      12,512             --          12,512          11,440
Deferred compensation                                     9,507             --           9,507           8,834
Property and equipment                                       --         (2,975)         (2,975)         (2,491)
Operating loss carryforward of subsidiary                 1,591             --           1,591             871
                                                -----------------------------------------------------------------
Subtotal                                                 23,610         (2,975)         20,635          18,654
                                                -----------------------------------------------------------------
Total                                                $   31,559     $   (3,249)     $   28,310      $   25,636
                                                -----------------------------------------------------------------

NOTE 8: FINANCIAL INCOME AND EXPENSE

The following is a reconciliation of financial income (expense):

                                                        YEAR ENDED
(DOLLARS IN THOUSANDS)               AUGUST 26, 2000   AUGUST 28, 1999     AUGUST 29, 1998
--------------------------------------------------------------------------------------------
Interest income from investments
    and receivables                   $      1,478       $      1,085       $      2,454
Dividend income                              2,076              1,621                863
Interest expense                              (274)               (91)              (425)
Gains on foreign currency
    transactions                                58                 12                 58
                                    --------------------------------------------------------
                                      $      3,338       $      2,627       $      2,950
                                    --------------------------------------------------------

NOTE 9: DIVIDEND DECLARED

On October 12, 2000, the Board of Directors declared a cash dividend of $.10 per common share payable January 8, 2001, to shareholders of record on December 8, 2000.

NOTE 10: STOCK OPTION PLANS

The Company's 1987 stock option plan allowed the granting of non-qualified and incentive stock options to key employees and directors at prices not less than 100 percent of fair market value, determined by the mean of the high and low prices, on the date of grant. The plan expired in fiscal 1997; however, exercisable options representing 215,766 shares remain outstanding at August 26, 2000.

The Company's stock option plan for outside directors provided that each director who was not a current or former full-time employee of the Company received an option to purchase 10,000 shares of the Company's common stock at prices equal to 100 percent of the fair market value, determined by the mean of the high and low prices on the date of grant. The Board of Directors has terminated this plan as to future grants. Future grants of options to outside directors will be made under the Company's 1997 stock option plan described as follows.

The Company's 1997 stock option plan provides additional incentives to those officers, employees, directors, advisors and consultants of the Company whose substantial contributions are essential to the continued growth and success of the Company's business. A total of 2,000,000 shares of the Company's common stock may be issued or transferred or used as the basis of stock appreciation rights under the 1997 stock option plan. The plan allows the granting of non-qualified and incentive stock options as well as stock appreciation rights. The plan is administered by a committee appointed by the Company's Board of Directors. The option prices for these shares shall not be less than 85 percent of the fair market value of a share at the time of option granting for non-qualified stock options or less than 100 percent for incentive stock options. The term of each option expires and all rights to purchase shares thereunder cease ten years after the date such option is granted or on such date prior thereto as may be fixed by the Committee. Options granted under this plan become exercisable six months after the date the option is granted unless otherwise set forth in the agreement. Outstanding options granted to employees generally vest in three equal annual installments provided that all options granted under the 1997 stock option plan shall become vested in full and immediately upon the occurrence of a change in control of the Company.

A summary of stock option activity for fiscal 2000, 1999 and 1998 is as follows:

                                     2000                               1999                             1998
                                                 WTD.                               WTD.                             WTD.
                                                 AVG.                               AVG.                             AVG.
                                   PRICE PER   EXERCISE                 PRICE     EXERCISE               PRICE     EXERCISE
                       SHARES        SHARE     PRICE/SH    SHARES     PER SHARE   PRICE/SH    SHARES   PER SHARE   PRICE/SH
---------------------------------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year   680,176     $ 4 - $15     $8.56     650,695     $4 - $9      $7.34     649,500   $4 - $10     $6.53
Options granted        180,800      19 -  20     18.59     259,250     10 - 15      10.47     231,000          9      8.56
Options exercised      (65,462)      6 -  10      8.15    (227,098)     6 - 10       7.24    (218,472)   4 -  10      6.22
Options canceled            --            --        --      (2,671)          8       7.75     (11,333)         8      7.75
                      -----------------------------------------------------------------------------------------------------
Outstanding at end
   of year             795,514      $4 - $20    $10.88     680,176    $4 - $15      $8.56     650,695   $4 -  $9     $7.34
                      -----------------------------------------------------------------------------------------------------
Exercisable at end
   of year             469,214      $4 - $20     $8.40     309,593    $4 - $15      $7.47     444,352   $4 -  $9     $6.87
                      -----------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at August 26, 2000:

   RANGE OF            NUMBER              WEIGHTED             WEIGHTED           NUMBER            WEIGHTED
   EXERCISE        OUTSTANDING AT          REMAINING            AVERAGE        EXERCISABLE AT        AVERAGE
    PRICES         AUGUST 26, 2000     CONTRACTUAL LIFE      EXERCISE PRICE    AUGUST 26, 2000    EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------
$ 4.31 - $ 7.75        178,766                 4                $   6.05           178,766            $  6.05
  8.56 -   9.00        195,022                 6                    8.63           195,022               8.63
 10.19 -  15.38        240,926                 8                   10.49            81,426              11.08
 18.50 -  19.72        180,800                 9                   18.59            14,000              19.72
                   ----------------------------------------------------------------------------------------------
                       795,514                 7                $  10.88           469,214            $  8.40

In 1997, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation." The Company has elected to continue following the accounting guidance of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees. No compensation cost has been recognized for options issued under the stock option plans because the exercise price of all options granted was not less than 100 percent of fair market value of the common stock on the date of grant. Had compensation cost for the stock options issued been determined based on the fair value at the grant date, consistent with provisions of SFAS No. 123, the Company's 2000, 1999 and 1998 income and income per share would have been changed to the pro forma amounts indicated as follows:

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              2000            1999             1998
---------------------------------------------------------------------------------------------------
Net income
    As reported                                          $ 48,399        $ 44,260         $ 24,384
    Pro forma                                              47,143          43,508           24,055
Income per share (basic)
    As reported                                          $   2.23        $   1.99         $   1.01
    Pro forma                                                2.17            1.96             1.00
Income per share (diluted)
    As reported                                          $   2.20        $   1.96         $   1.00
    Pro forma                                                2.14            1.93              .99

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                          2000             1999             1998
---------------------------------------------------------------------------------------------------
Dividend yield                                             1.21%            1.54%            2.28%
Risk-free interest rate                                    6.92%            6.05%            4.59%
Expected life                                           5 years          7 years          7 years
Expected volatility                                       49.64%           44.36%           32.29%
Estimated fair value of options granted
    per share                                             $8.30            $5.06            $2.86

NOTE 11: SUPPLEMENTAL CASH FLOW DISCLOSURE Cash paid during the year for:

                                                        YEAR ENDED
(DOLLARS IN THOUSANDS)          AUGUST 26, 2000       AUGUST 28, 1999       AUGUST 29, 1998
--------------------------------------------------------------------------------------------
Interest                         $        249           $        96           $       465
Income taxes                           28,305                27,430                10,599

NOTE 12: BUSINESS SEGMENT INFORMATION

The Company defines its operations into two business segments: Recreation Vehicles and Other Manufactured Products and Dealer Financing. Recreation Vehicles and Other Manufactured Products includes all data relative to the manufacturing and selling of the Company's Class A, B and C motor home products as well as sales of component products for other manufacturers and recreation vehicle related parts and service revenue. Dealer Financing includes floorplan financing for a limited number of the Company's dealers. Management focuses on operating income as a segment's measure of profit or loss when evaluating a segment's financial performance. Operating income is before interest expense, interest income, and income taxes. A variety of balance sheet ratios are used by management to measure the business. Maximizing the return from each segment's assets excluding cash and cash equivalents is the primary focus. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note 1). Identifiable assets are those assets used in the operations of each industry segment. General Corporate assets consist of cash and cash equivalents, deferred income taxes and other corporate assets not related to the two business segments. General Corporate income and expenses include administrative costs. Inter-segment sales and expenses are not significant.

For the years ended August 26, 2000, August 28, 1999 and August 29, 1998, the Company's segment information is as follows:

                                   RECREATION
                                VEHICLES & OTHER
                                  MANUFACTURED       DEALER         GENERAL
(DOLLARS IN THOUSANDS)              PRODUCTS       FINANCING       CORPORATE          TOTAL
-----------------------------------------------------------------------------------------------
2000
Net revenues                     $    739,415    $      3,908    $         --     $    743,323
Operating income (loss)                67,252           3,892            (490)          70,654
Identifiable assets                   191,501          33,508          83,677          308,686
Depreciation and amortization           6,375               4             243            6,622
Capital expenditures                   14,412              --             136           14,548

1999
Net revenues                     $    664,655    $      2,995    $         --     $    667,650
Operating income (loss)                60,435           4,085            (538)          63,982
Identifiable assets                   181,951          25,439          78,499          285,889
Depreciation and amortization           5,507               4             237            5,748
Capital expenditures                   11,463              18              96           11,577

Operating income of the dealer financing segment reflects a $1,100,000 repayment of a previously fully reserved receivable.

1998
Net revenues                     $    523,018    $      2,076    $         --     $    525,094
Operating income (loss)                32,466           1,845          (1,334)          32,977
Identifiable assets                   132,954          15,441          82,217          230,612
Depreciation and amortization           5,323               5             254            5,582
Capital expenditures                    5,545              19               3            5,567

NOTE 13: INCOME PER SHARE

The following table reflects the calculation of basic and diluted income per share for the past three fiscal years.

(IN THOUSANDS, EXCEPT PER SHARE DATA)          AUGUST 26, 2000     AUGUST 28, 1999      AUGUST 29, 1998
-------------------------------------------------------------------------------------------------------
Income per share - basic:
-------------------------
   Net income                                    $     48,399        $     44,260        $     24,384
                                               --------------------------------------------------------
   Weighted average shares outstanding                 21,680              22,209              24,106
                                               --------------------------------------------------------
   Net income per share - basic                  $       2.23        $       1.99        $       1.01
                                               --------------------------------------------------------

Income per share - assuming dilution:
-------------------------------------
   Net income                                    $     48,399        $     44,260        $     24,384
                                               --------------------------------------------------------
   Weighted average shares outstanding                 21,680              22,209              24,106
   Dilutive impact of options outstanding                 331                 328                 208
                                               --------------------------------------------------------
   Weighted average shares and potential
     dilutive shares outstanding                       22,011              22,537              24,314
                                               --------------------------------------------------------
   Net income per share - assuming
     dilution                                    $       2.20        $       1.96        $       1.00
                                               --------------------------------------------------------

NOTE 14: PREFERRED STOCK AND SHAREHOLDERS RIGHTS PLAN

The Board of Directors may authorize the issuance from time to time of preferred stock in one or more series with such designations, preferences, qualifications, limitations, restrictions, and optional or other special rights as the Board may fix by resolution. In connection with the Rights Plan discussed below, the Board of Directors has reserved, but not issued, 300,000 shares of preferred stock.

In May 2000, the Company adopted a shareholder rights plan providing for a dividend distribution of one preferred share purchase right for each share of common stock outstanding on and after May 26, 2000. The rights can be exercised only if an individual or group acquires or announces a tender offer for 15 percent or more of the Company's common stock. Certain members of the Hanson family (including trusts and estates established by such Hanson family members and the John K. and Luise V. Hanson Foundation) are exempt from the applicability of the Rights Plan as it relates to the acquisition of 15 percent or more of the Company's outstanding common stock. If the rights first become exercisable as a result of an announced tender offer, each right would entitle the holder (other than the individual or group acquiring or announcing a tender offer for 15 percent or more of the Company's common stock) to buy 1/100th of a share of a new series of preferred stock at an exercise price of $67.25. The preferred shares will be entitled to 100 times the per share dividend payable on the Company's common stock and to 100 votes on all matters submitted to a vote of the shareowners. Once an individual or group acquires 15 percent or more of the Company's common stock, each right held by such individual or group becomes void and the remaining rights will then entitle the holder to purchase the number of common shares having a market value of twice the exercise price of the right. In the event the Company is acquired in a merger or 50 percent or more of its consolidated assets or earnings power are sold, each right will then entitle the holder to purchase a number of the acquiring company's common shares having a market value of twice the exercise price of the right. After an individual or group acquires 15 percent of the Company's common stock and before they acquire 50 percent, the Company's Board of Directors may exchange the rights in whole or in part, at an exchange ratio of one share of common stock per right. Before an individual or group acquires 15 percent of the Company's common stock, the rights are redeemable for $.01 per right at the option of the Company's Board of Directors. The Company's Board of Directors is authorized to reduce the 15 percent threshold to no less than 10 percent. Each right will expire on May 3, 2010, unless earlier redeemed by the Company.

REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
WINNEBAGO INDUSTRIES, INC.
FOREST CITY, IOWA


We have audited the consolidated balance sheets of Winnebago Industries, Inc. and subsidiaries (the Company) as of August 26, 2000 and August 28, 1999 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended August 26, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 26, 2000 and August 28, 1999, and the results of their operations and their cash flows for each of the three years in the period ended August 26, 2000 in conformity with accounting principles generally accepted in the United States of America.




Deloitte & Touche LLP
Minneapolis, Minnesota

October 6, 2000

NET REVENUES BY MAJOR PRODUCT CLASS (UNAUDITED)

                                                                       FISCAL YEAR ENDED (1)
                                                AUGUST 26,     AUGUST 28,    AUGUST 29,     AUGUST 30,     AUGUST 31,
(DOLLARS IN THOUSANDS)                             2000           1999          1998           1997           1996
---------------------------------------------------------------------------------------------------------------------
Motor homes (Class A & C)                        $687,083       $610,987      $468,004       $381,191      $432,212
                                                     92.4%          91.5%         89.1%          87.0%         89.2%
Other recreation vehicle revenues (2)              17,562         15,587        18,014         19,771        17,166
                                                      2.4%           2.3%          3.5%           4.5%          3.5%
Other manufactured products revenues (3)           34,770         38,081        37,000         35,750        34,020
                                                      4.7%           5.7%          7.0%           8.2%          7.0%
                                               ----------------------------------------------------------------------
   Total manufactured products revenues           739,415        664,655       523,018        436,712       483,398
                                                     99.5%          99.5%         99.6%          99.7%         99.7%

Finance revenues (4)                                3,908          2,995         2,076          1,420         1,406
                                                       .5%            .5%           .4%            .3%           .3%
                                               ----------------------------------------------------------------------
Total net revenues                               $743,323       $667,650      $525,094       $438,132      $484,804
                                                    100.0%         100.0%        100.0%         100.0%        100.0%

(1) The fiscal year ended August 31, 1996 contained 53 weeks; all other fiscal years in the table contained 52 weeks. All years prior to fiscal 1998 are appropriately restated to exclude the Company's discontinued Cycle-Sat subsidiary's revenues from satellite courier and tape duplication services.
(2) Primarily EuroVan Campers (Class B motor homes), recreation vehicle related parts, and recreation vehicle service revenue.
(3) Primarily sales of extruded aluminum, commercial vehicles, and component products for other manufacturers.
(4)  WAC revenues from dealer financing.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                QUARTER ENDED
                                                      NOVEMBER 27,     FEBRUARY 26,       MAY 27,        AUGUST 26,
FISCAL 2000                                               1999             2000            2000             2000
-------------------------------------------------------------------------------------------------------------------
Net revenues                                             $182,551        $187,144         $211,137        $162,491
Gross profit                                               29,086          28,684           34,557          20,267
Operating income                                           18,060          17,003           23,713          11,878
Net income                                                 12,381          11,851           16,257           7,910
Net income per share (basic)                                  .56             .54              .76             .37
Net income per share (diluted)                                .55             .54              .74             .37

                                                                             QUARTER ENDED
                                                      NOVEMBER 28,     FEBRUARY 27,       MAY 29,        AUGUST 28,
FISCAL 1999                                               1998             1999            1999             1999
-------------------------------------------------------------------------------------------------------------------
Net revenues                                             $157,664        $154,132         $191,546        $164,308
Gross profit                                               23,246          22,715           32,075          24,228
Operating income                                           14,080          14,586           21,616          13,700
Net income                                                  9,649           9,954           14,611          10,046
Net income per share (basic)                                  .43             .45              .66             .45
Net income per share (diluted)                                .43             .45              .65             .44

Certain prior periods' information has been reclassified to conform to the current year end presentation. This reclassification has no impact on net income as previously reported.

SHAREHOLDER INFORMATION


PUBLICATIONS
A notice of Annual Meeting of Shareholders and Proxy Statement is furnished to shareholders in advance of the annual meeting.

Copies of the Company's quarterly financial news releases and the annual report on Form 10-K (without exhibits), required to be filed by the Company with the Securities and Exchange Commission, may be obtained without charge from the corporate offices as follows:

Investor Relations Department
Winnebago Industries, Inc.
605 W. Crystal Lake Road
P.O. Box 152
Forest City, Iowa 50436-0152
Telephone:  (641) 585-3535
Fax:  (641) 585-6966
E-Mail:  ir@winnebagoind.com

This annual report as well as corporate news releases may also be viewed online in the Investor Relations section of Winnebago Industries' website: http://www.winnebagoind.com

SHAREHOLDER ACCOUNT ASSISTANCE
Transfer Agent to contact for address changes, account certificates and stock holdings:

Wells Fargo Bank Minnesota, N.A.
P.O. Box 64854
St. Paul, Minnesota 55164-0854
              or
161 North Concord Exchange
South St. Paul, Minnesota 55075-1139
Telephone: (800) 468-9716 or (651) 450-4064
E-Mail: stocktransfer@wellsfargo.com

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, January 16, 2001, at 7:30 p.m. (CST) in Friendship Hall, Highway 69 South, Forest City, Iowa.

AUDITOR
Deloitte & Touche LLP
400 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota 55402-1844

PURCHASE OF COMMON STOCK
Winnebago Industries stock may be purchased from Netstock through the Company's website at http://www.winnebagoind.com/investor_relations.htm. Winnebago Industries is not affiliated with Netstock and has no involvement in the relationship between Netstock and any of its customers.


COMMON STOCK DATA
The Company's common stock is listed on the New York, Chicago and Pacific Stock Exchanges.
Ticker symbol: WGO
Shareholders of record as of November 13, 2000: 5,932
Below are the New York Stock Exchange high, low and closing prices of Winnebago Industries, Inc. stock for each quarter of fiscal 2000 and fiscal 1999.

FISCAL 2000           HIGH          LOW         CLOSE       FISCAL 1999          HIGH         LOW         CLOSE
-------------------------------------------------------------------------------------------------------------------
First Quarter         $28.25        $15.56      $19.00      First Quarter        $12.06       $ 8.25      $11.06
Second Quarter         21.50         18.63       21.38      Second Quarter        16.38        10.88       13.75
Third Quarter          21.75         14.25       14.56      Third Quarter         17.50        12.88       16.50
Fourth Quarter         14.69         12.06       12.81      Fourth Quarter        28.75        16.63       24.13

CASH DIVIDENDS PER SHARE
FISCAL 2000                                                   FISCAL 1999
-------------------------------------------------------------------------------------------------------------------
AMOUNT                   DATE PAID                            AMOUNT                      DATE PAID
------                   ---------                            ------                      ---------
$ .10                    January 10, 2000                     $ .10                       January 11, 1999
  .10                    July 10, 2000                          .10                       July 2, 1999

DIRECTORS AND OFFICERS


DIRECTORS

Bruce D. Hertzke (49)
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER
AND PRESIDENT
WINNEBAGO INDUSTRIES, INC.

Gerald E. Boman (65)
FORMER SENIOR VICE PRESIDENT
WINNEBAGO INDUSTRIES, INC.

Jerry N. Currie (55)
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CURRIES COMPANY AND GRAHAM MANUFACTURING

Fred G. Dohrmann (68)
FORMER CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER
WINNEBAGO INDUSTRIES, INC.

John V. Hanson (58)
FORMER DEPUTY CHAIRMAN OF THE BOARD
WINNEBAGO INDUSTRIES, INC.

Gerald C. Kitch (62)
FORMER EXECUTIVE VICE PRESIDENT
PENTAIR, INC.

Richard C. Scott (66)
VICE PRESIDENT, UNIVERSITY DEVELOPMENT
BAYLOR UNIVERSITY

Frederick M. Zimmerman (64)
PROFESSOR OF MANUFACTURING SYSTEMS ENGINEERING
THE UNIVERSITY OF ST. THOMAS

Luise V. Hanson (87)
DIRECTOR EMERITUS

OFFICERS

Bruce D. Hertzke (49)
Chairman of the Board, Chief Executive Officer and President


Edwin F. Barker (53)
Vice President, Chief Financial Officer


Raymond M. Beebe (58)
Vice President, General Counsel and Secretary


Ronald D. Buckmeier (53)
Vice President, Product Development


Robert L. Gossett (49)
Vice President, Administration


Brian J. Hrubes (49)
Controller


James P. Jaskoviak (48)
Vice President, Sales and Marketing


Robert J. Olson (49)
Vice President, Manufacturing


Joseph L. Soczek, Jr. (57)
Treasurer